Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2008 Fourth Quarter and Year-End

Financial Results

•	Fourth Quarter 2008 Sales of $20.8 Million Reflect 34% Growth Over Fourth Quarter 2007

•	Full Year 2008 Sales of $76.9 Million Reflect 33% Growth Over Full Year 2007

•	Fourth Quarter 2008 Operating Loss of $0.7 Million, Compared to Fourth Quarter 2007 Operating Loss of $5.1 Million

•	2008 Operating Loss of $9.2 Million, a 32% Reduction versus Operating Loss of $13.6 Million for 2007

•	Working Capital Position of $49.7 Million at December 31, 2008

For Immediate Release

Contact:	Albert J. Pavucek, Jr. Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, March 11, 2009 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter and year ended December 31, 2008. Product sales for the quarter ended December 31, 2008 increased 34% to $20.8 million, as compared to $15.6 million for the same period in 2007. Product sales for the year ended December 31, 2008 increased 33% to $76.9 million, as compared to $58.0 million for the same period in 2007.

Sales growth for the reported periods in 2008 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. Approximately 66% and 63% of our product sales during the quarter and year ended December 31, 2008, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, as compared to approximately 60% of product sales during each of the corresponding periods in 2007. Of the 66% of product sales contributed by VITOSS FOAM products during the fourth quarter of 2008, approximately 30% was from sales of the VITOSS Bioactive FOAM products that were launched in 2008. VITAGEL contributed approximately 23% and 24% of product sales for the quarter and year ended December 31, 2008, respectively, as compared to approximately 22% and 21% of product sales during the corresponding periods in 2007.

Gross profit for the quarters ended December 31, 2008 and 2007 was $13.8 million and $9.7 million, respectively. As a percentage of sales, gross profit grew to 66% for the fourth quarter of 2008 from 62% for the fourth quarter of 2007. Gross profit for 2008 was $51.0 million, as compared to $37.5 million in 2007. As a percentage of sales, gross profit was 66% and 65% for the years ended December 31, 2008 and 2007, respectively. The increase in the gross profit margins for the quarter and year ended December 31, 2008, as compared to the corresponding periods in 2007, primarily reflects more favorable product mix and lower VITAGEL royalty expense as a percentage of product sales.

Operating expenses for the quarters ended December 31, 2008 and 2007 were $14.4 million and $14.7 million, respectively, representing a 2% decrease in operating expenses, as compared to a 34% increase in product sales and a 42% increase in gross profit for the quarter. The decrease in operating expenses in the fourth quarter of 2008 resulted from lower research and development expenses. For 2008 and 2007, operating expenses were $60.2 million and $51.1 million, respectively, representing an 18% increase in operating expenses, as compared to a 33% increase in product sales and a 36% increase in gross profit from 2007 to 2008. The increase in operating expenses for the year ended December 31, 2008 was primarily due to higher selling and marketing expense incurred in order to support the growth of U.S. product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2008.

The operating loss for the quarter ended December 31, 2008 decreased to $0.7 million from $5.1 million for the quarter ended December 31, 2007. The operating loss for the twelve month periods ended December 31, 2008 and 2007 was $9.2 million and $13.6 million, respectively. The decrease in the operating loss in the 2008 periods primarily resulted from increased sales and gross profit, partly offset by increased selling & marketing expenses.

“The fourth quarter and full year 2008 were record sales periods with strong sales growth and a further demonstration of the company developing operating leverage ahead of a potential U.S. CORTOSS product launch in the future. We continue to be pleased with the sales growth from our specialized orthobiologics and biosurgery sales team,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “We look forward to more detailed discussions during the 2008 financial results conference call.”

The net loss for the quarter ended December 31, 2008 decreased to $1.2 million from $4.9 million for the quarter ended December 31, 2007. The net loss per common share for the quarter ended December 31, 2008 and 2007 was $0.02 and $0.06, respectively, based upon 75.8 million and 75.1 million common shares outstanding, respectively. The decrease in the net loss for the quarter ended December 31, 2008 resulted from increased sales and gross profit. The net loss for the year ended December 31, 2008 and 2007 was $10.8 million and $29.9 million, respectively. The net loss per common share for the year ended December 31, 2008 and 2007 was $0.14 and $0.44, respectively, based upon 75.8 million and 67.2 million common shares outstanding, respectively. As compared to 2007, the net loss for 2008 was lower due to: (i) the inclusion in the 2007 net loss of a one-time charge of $16.6 million for the repurchase of our revenue interest obligation from Royalty Trust in 2007, and (ii) increased sales and gross profit for the year ended December 31, 2008, partly offset by increased selling & marketing expenses and higher interest expense.

Cash, cash equivalents and investments were $32.3 million at December 31, 2008, in comparison to cash, cash equivalents and investments of $48.4 million at December 31, 2007. For the years ended December 31, 2008 and 2007, the net cash and cash equivalents used in operating activities was $14.2 million.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on March 12, 2009 to review and discuss the fourth quarter and full year 2008 financial results and provide guidance for 2009. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 86646129. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning March 12, 2009 at 11:30 a.m. Eastern Time, and ending March 19, 2009, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 86646129.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. The orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. The biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSS® Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSS® Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. CORTOSS Bone Augmentation Material is approved in certain countries outside the U.S. and is under review for clearance in the U.S. for vertebral augmentation. Our hemostasis portfolio includes VITAGEL® Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Quarter Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
PRODUCT SALES	$20,846,906	100%	$15,575,360	100%	$76,914,983	100%	$58,045,676	100%

COST OF SALES	7,078,324	34%	5,912,814	38%	25,928,638	34%	20,543,363	35%

GROSS PROFIT	13,768,582	66%	9,662,546	62%	50,986,345	66%	37,502,313	65%

OPERATING EXPENSES:
General & administrative expenses	2,550,873	12%	2,542,130	16%	10,753,166	14%	10,700,612	18%
Selling & marketing expenses	10,469,267	50%	10,312,031	66%	42,705,540	56%	33,944,777	58%

Research & development expenses	1,418,502	7%	1,895,801	13%	6,711,172	9%	6,434,894	11%

Total operating expenses	14,438,642	69%	14,749,962	95%	60,169,878	78%	51,080,283	88%

OPERATING LOSS	(670,060)	(3)%	(5,087,416)	(33)%	(9,183,533)	(12)%	(13,577,970)	(23)%

INTEREST EXPENSE	(800,759)	(4)%	(707,521)	(5)%	(2,776,953)	(4)%	(1,342,173)	(2)%
REVENUE INTEREST EXPENSE	—	—	—	—	—	—	(756,703)	(1)%
(LOSS) GAIN ON SALE OF ASSETS	—	—	—	—	(71,909)	(<1)%	372,375	1%
CHARGE FOR REPURCHASE OF REVENUE INTEREST OBLIGATION	—	—	—	—	—	—	(16,605,029)	(29)%
INTEREST INCOME	194,850	1%	676,756	4%	1,270,369	2%	1,759,357	3%

LOSS BEFORE INCOME TAX	(1,275,969)	(6)%	(5,118,181)	(33)%	(10,762,026)	(14)%	(31,150,143)	(52)%
INCOME TAX BENEFIT	52,690	(<1)%	267,980	2%	9,640	(<1)%	267,980	<1%

NET LOSS	$(1,223,279)	(6)%	$(4,850,201)	(31)%	$(10,752,386)	(14)%	$(29,882,163)	(51)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)		$(0.06)		$(0.14)		$(0.44)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	75,843,569		75,116,189		75,803,566		67,181,349

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	(Unaudited)
Balance Sheet Data:	December 31, 2008	December 31, 2007
Cash and cash equivalents	$8,518,118	$10,185,775
Short-term investments	21,269,490	38,222,113
Accounts receivable, net	10,880,623	8,437,917
Inventories	19,757,268	15,611,769
Other current assets	693,889	633,058

Total current assets	61,119,388	73,090,632
Long-term investments	2,502,895	—
Property and equipment, net	14,437,926	8,252,394
License & technology intangibles, net	12,353,783	8,149,608
Other assets	756,533	724,504

Total assets	$91,170,525	$90,217,138

Current liabilities	$11,410,382	$11,281,583
Notes payable, net of debt discount	33,808,606	23,895,376
Other long-term liabilities	309,852	510,762

Total liabilities	45,528,840	35,687,721
Total shareholders’ equity	45,641,685	54,529,417

Total liabilities and shareholders’ equity	$91,170,525	$90,217,138

Cash Flow Data:	Year Ended December 31,
	2008	2007
Net cash used in operating activities	$(14,210,656)	$(14,173,620)

Net cash provided by (used in) investing activities	$2,720,246	$(27,557,316)

Net cash provided by financing activities	$10,196,900	$35,454,219

Effect of exchange rate changes on cash and cash equivalents	$(374,147)	$60,103

Source: Orthovita, Inc.